                                                                   EXHIBIT 10.17



                                                                    Rev. 8/24/98

                             MOTOR CARRIER CONTRACT


         THIS CONTRACT, made and entered into pursuant to authority granted under 49 U.S.C. 14101(b), this 1ST day of August, 1998, by and between SENTINEL TRANSPORTATION COMPANY, a Delaware corporation, having its principal offices at 3525 Silverside Road, Concord Plaza, Read Building, Suite #101, Wilmington, Delaware 19810 (hereinafter referred to as SENTINEL), and CONOCO INC., having its principal offices at 600 North Dairy Ashford Road, Houston, Texas 77079, (hereinafter referred to as CONOCO).



SENTINEL is a contract carrier by motor vehicle licensed by the Interstate Commerce Commission ("ICC") under motor carrier permit number MC 294124, authorizing operations as a contract carrier as set forth therein.



                                   WITNESSETH:



         WHEREAS, SENTINEL has represented to CONOCO that it possesses the expertise, qualified personnel, facilities and equipment to properly and lawfully transport freight by motor vehicle for CONOCO; and

         WHEREAS, SENTINEL holds appropriate motor carrier authority to transport freight by motor vehicle between such points and places within the continental United States and Canada as are set forth in Exhibit "A" hereto; and

         WHEREAS, SENTINEL is aware of the distinct needs of CONOCO and has designed its transportation offering, as reflected in the balance of the Contract and of the Exhibits attached thereto, specifically to satisfy these needs, and

         WHEREAS, CONOCO desires to engage the services of SENTINEL for transportation of freight as hereinafter set forth;

         NOW THEREFORE, in consideration of the premises and mutual benefits to be derived by the Parties from this Contract and the mutual promises made and exchanged between the Parties, the Parties do hereby covenant and agree as follows:


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 1.      REPLACEMENT OF PRIOR CONTRACTS

         This Contract shall take the place of and entirely supersede any oral or written contracts/arrangements that deal with the same subject matter as referenced herein.

2.       SCOPE OF SERVICE

         SENTINEL agrees to transport commodities between such points and places among, within and between the states and provinces of the United States and Canada and perform such other related services as are designated by CONOCO and defined in Exhibit "A."

3.       PERIOD OF CONTRACT

         This Contract shall become effective on 1st day of September, 1998, and shall continue in full force and effect through 1st day of September, 1999, unless earlier terminated by CONOCO or SENTINEL pursuant to other provisions in the Contract or by either Party without cause upon ninety (90) days' prior written notice. Such termination, which shall be accomplished without penalty unless otherwise specifically stated herein, shall not relieve or release either CONOCO or SENTINEL from any rights, liabilities, or obligations that may have accrued under the law or terms of this Contract prior to the date of such termination.

          Upon written notice given at least ninety (90) days' prior to the expiration of this Contract or any extensions thereof, both Parties shall have the right to mutually extend this Contract for additional periods up to two (2) years each upon the same terms and conditions as are then in force hereunder.

4.       COMPENSATION

         Rules, rates and charges for transportation services hereunder are set forth in Exhibit "A" attached hereto. Shipments made under the provisions of this Contract may include outbound shipments prepaid and inbound shipments collect. Changes in compensation level must be cost or otherwise justified and agreeable to CONOCO. Any proposed change in compensation level must be received by CONOCO in writing at least thirty (30) days prior to the effective date of the change. Any amendment to Exhibit "A" of this Contract must be approved by signature of both Parties. In no case will contract rate changes be retroactive.



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5.       PAYMENT

         SENTINEL shall furnish CONOCO a summary invoice referencing CONOCO bill of lading for outbound prepaid shipments and the delivery document number which corresponds exactly with the document left at the receiving location for inbound collect shipments. If the above information is not available, SENTINEL will attach a copy of the shippers bill of lading or inbound delivery receipt for reference.

         SENTINEL will direct all invoices for services performed hereunder to:

                  Conoco Inc.
                  Downstream Finance
                  410-45 South Tower
                  P.O. Box 1267
                  Ponca City, OK  74602-1267

         Payment will be made by CONOCO within thirty (30) days from receipt of a complete, legible invoice. Invoices not meeting above criteria will be returned to SENTINEL.

6.       EQUIPMENT

         SENTINEL shall provide all equipment necessary to perform the transport necessary to meet those distinct needs as set forth in this Agreement which shall:

         a. be suitable for the particular transportation required, and include any special equipment that is requested and agreed to by CONOCO when the shipping order is placed;

         b. comply with the equipment specifications for such transportation prescribed by any applicable governmental regulations (including those of the U.S. Department of Transportation); and

         c. be tendered and maintained by SENTINEL in good, safe, and serviceable condition.

         If SENTINEL is not in breach of this Agreement, and CONOCO terminates SENTINEL's service at a terminal, SENTINEL will use its best efforts to redeploy the vehicles to another SENTINEL terminal. If SENTINEL is unable to redeploy the vehicles, then CONOCO will pay SENTINEL the difference between the book value of the vehicle and the sales price of the vehicle (net of commissions, or other selling commissions, if any). If there is a lease cancellation fee, CONOCO will pay the cancellation fee. CONOCO will also be liable for terminal closing costs i.e., lease cancellation, severance, etc., related to such termination.




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7.       RULES AND REGULATIONS

         a. SENTINEL hereby agrees to abide by all federal, state, and local laws and regulations, and to abide by all rules and instructions promulgated by CONOCO and furnished to SENTINEL in writing, with respect to SENTINEL's activities hereunder.

         b. SENTINEL further agrees to send to CONOCO's points of origin and destination only such employees, agents, and others acting at its request, as have been instructed in the safe handling methods of the commodity to be loaded and hauled. All plant or site safety rules must be adhered to.

         c. SENTINEL warrants that only vehicles meeting U.S. Department of Transportation, ICC, and Environmental Protection Agency (or their state and local counterparts) requirements and standards shall enter the points of origin and destination to receive or deliver shipments.

         d. Vehicles shall be compatible with the loading and unloading equipment at the points of origin and destination. All licenses, permits, and fees required for transportation shall be procured by SENTINEL

         e. The maximum weight per loaded trailer and tractor shall not exceed the limitations imposed by the states from, to, or through which the vehicle moves.

8.       SAFETY PRACTICES

         8.1 CONOCO is vitally interested in the safe transportation of its products and materials. Safe transportation includes all aspects of a carrier's service including loading, transit, and pickup/delivery.

         8.2 Pick and delivery of products at CONOCO and customer sites must be performed in a safe manner. All plant or site safety rules must be adhered to.

         a. CONOCO shall have the right to audit periodically the safety practices of SENTINEL, its subcontractors, and agents with respect to records, equipment condition and operation, and employee training and performance. When on CONOCO premises, SENTINEL, its employees, subcontractors, and agents shall comply with the safety practices (as amended from time to time) provided in writing for general application, or at the premises or during any CONOCO briefing session. While on the premises of CONOCO's customers and vendors, SENTINEL, its subcontractors, and agents shall comply with the safety practices provided verbally or in writing by such customers and vendors. Noncompliance



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                  with any such rule may result in immediate suspension,
                  contract termination, or removal of SENTINEL employee from the CONOCO site.

         b. SENTINEL recognizes that hazards can be involved in performing the services hereunder. The methods employed and the precautions taken to handle CONOCO owned or leased equipment and commodities shall be determined and rest solely with SENTINEL. SENTINEL agrees to provide its employees with a safe and healthy workplace using, but not limited to, such information as is or may be provided by CONOCO.

         8.3 SENTINEL agrees to advise its employees and the employees of its subcontractors and agents performing work under this Contract that (1) it is the policy of CONOCO to prohibit the use, possession, manufacture, dispensing, sale and distribution of alcohol, drugs, and other controlled substances on its premises and on or in conjunction with equipment used to transport material or product to or from CONOCO controlled sites and to prohibit the presence of an individual with such substances in the body for non-medical reasons in workplaces controlled by CONOCO; (2) entry onto CONOCO property constitutes consent to an inspection of such person, his/her vehicle, and personal effects when entering, while on, or upon exiting CONOCO property; and (3) any SENTINEL employee, agent or subcontractor employee who is found to be in violation of the policy or who refuses to permit inspection may be removed and barred from performing further work for CONOCO or from entering property at the discretion of CONOCO.

         8.4 SENTINEL also agrees to develop and implement procedures to test truck drivers and mechanics, to the extent permitted by law, performing functions under this Contract that can affect the health and safety of the general population, CONOCO employees or the environment for drug and controlled substance use, on a) pre-assignment, b) for cause, and c) random basis. At its option, SENTINEL shall comply either with the Minimally Accepted Drug Testing Standards attached hereto as Exhibit "B" or with applicable drug testing requirements imposed on interstate motor carrier drivers by the United States Department of Transportation (DOT) regulations. Compliance with the DOT regulations, found at 49 CFR 391, for truck drivers and/or included employees shall be regarded as complying with this paragraph.

         8.5 SENTINEL agrees to take whatever steps are necessary to facilitate and shall permit CONOCO or its authorized agent to audit SENTINEL's Drug Testing Program to ensure compliance with applicable requirements.

         8.6 SENTINEL further agrees not to assign (or re-assign) any individual to perform functions under this Contract, that can affect the health and safety of the general population, CONOCO employees or the environment, unless such individual has taken a drug screen, is subject to SENTINEL's ongoing Drug Testing Program and has not tested (on a confirmed basis) positive for drug or controlled substance usage.



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9.       COMMITMENT

         CONOCO shall tender to SENTINEL for shipment a minimum of ten percent (10%) of the outbound prepaid bulk trucking requirements of CONOCO during each annual period this Contract is in effect. SENTINEL shall agree to transport up to one hundred percent (100%) of the requirements during such period. If SENTINEL is unable to accept shipments tendered due to lack of equipment or drivers, SENTINEL will dispatch only to other CONOCO approved carriers. Where no dispatch authority has been granted to SENTINEL for CONOCO shipments, SENTINEL will promptly notify the appropriate CONOCO dispatch location.

10.      INDEMNIFICATION

         Each Party will indemnify the other for liability (judgments and settlements), fines, penalties, losses and expenses incurred by the other Party which results from an act or omission (which is negligent, in violation of any law, willful misconduct or for which strict liability applies) of that Party, its agents, subcontractors or assigns in the performance under this Agreement. The Party seeking indemnity shall provide prompt notice to the other of the event which gives rise to its claim under this provision, fully cooperate in its defense, and assign the right to defend and/or settle any such claim to the responsible Party. In the event both Parties are jointly at fault, each shall indemnify the other in proportion to their relative fault.

         Neither Party shall be required to indemnify the other for the acts of independent third parties over which that Party has no control (or the right to control) or responsibility. Further, neither Party shall be liable to the other for Special, Indirect, or Consequential Damages.

         Pursuant to the terms of this contract, SENTINEL's maximum liability per incident (such as an accident, injury or spill) will be the lesser of actual cost or $1 million. SENTINEL's total liability from all CONOCO related incidents shall not exceed $2 million cumulative cost during the period of this agreement.

11.      INSURANCE

         Sentinel will satisfy all insurance coverages required by law, remaining self-insured where possible.



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12.      CLAIMS

         a.  Overcharges and Undercharges

         Claims for overcharges or undercharges will be made in writing, supported by proper documentation, by the Party requesting an adjustment within eighteen (18) months of the billing date. Each Party shall acknowledge its receipt in writing within thirty (30) days after the date of receipt of each claim. Both Parties agree that each shall pay, decline to pay, or settle each overcharge, or undercharge claim within sixty (60) days after its receipt. Both parties hereto specifically waive their respective rights under 49 USC 13710 (a)
(3) (A) and (B) as applicable regarding the pursuit of under or overcharges hereunder.

         b.  Loss and Damage

         Notification of loss or obvious damage to material or products will be reported to SENTINEL'S local office within thirty (30) days after delivery of the shipment. SENTINEL shall be afforded an opportunity to inspect the damaged material or product in the shipment at a time mutually agreeable to SENTINEL and CONOCO, but within thirty (30) days of receipt of notice.

         Under no circumstances is SENTINEL to dispose of CONOCO'S material or product without CONOCO'S prior written consent.

         Written notification and documentation in support of all loss and damage claims will be filed with SENTINEL within 270 days after delivery of the damaged material or product or within 240 days after delivery should have been made. In the case of lost or missing product or material, SENTINEL shall acknowledge receipt in writing to CONOCO within thirty (30) days after the date of receipt of each loss and damage claim. SENTINEL will pay, decline, or make a firm compromise offer in writing to CONOCO within 120 days after receipt of loss and damage claim.

13.      ALTERNATIVE DISPUTE RESOLUTION

         Both Parties understand and appreciate that their long term mutual interests will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of Services performed under this Contract or from any dispute concerning Contract terms. Therefore, both Parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end, both Parties agree to develop and follow a process for presenting, rapidly accessing, and settling claims on a fair and equitable basis.

         If any dispute or claim arising under this Contract cannot be readily resolved by the Parties pursuant to the process referenced in section noted above, the Parties agree to refer the




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matter to a panel consisting of one (1) senior executive from each Party not directly involved in the claim or dispute for review and resolution. A copy of the Contract terms, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side's contentions will be provided to both executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

         If the dispute cannot be resolved under the process set forth in the two sections noted above, the Parties may elect to resolve the dispute through non-binding mediation. If mediation is to be utilized, the Parties shall select a single unrelated but qualified mediator who shall hold a hearing (not to exceed one day) during which each Party shall present its version of the facts (supported, if desired, by sworn, written testimony, and other relevant documents provided to their senior executives under the second paragraph noted above) at least ten (10) days prior to the scheduled date of the mediation hearing. The Parties may also provide the Mediator with copies of any laws or regulations which they feel are relevant to the dispute. A copy of the Contract will be provided to the Mediator. Formal written arguments, legal memorandum, and live testimony are discouraged, but may be permitted at the discretion of the Mediator. Both Parties agree to make any involved employees or documents available to the other Party for its review and use in preparing its position under this clause without the need for subpoena or other court order.

         The Mediator, within ten (10) days of the completion of the hearing, will meet with both Parties and provide each of them, on a confidential basis, with his/her written views of the strengths and weaknesses of their respective positions. The Parties will then reconvene and, with the assistance of the Mediator, attempt to resolve the matter. If resolution cannot be achieved by the Parties within forty-eight (48) hours of this second meeting, the Mediator will, within ten (10) additional days, issue a written, non-binding decision on the issue.

         Each Party shall, within five (5) days of the Mediator's written decision, notify the other in writing whether it will accept or reject that decision. If the matter has not been resolved utilizing the processes set forth in this clause and the Parties are unwilling to accept the nonbinding decision of the mediator, either or both Parties may elect to pursue resolution through litigation.

         The selected Mediator shall execute a confidentiality agreement, satisfactory to all Parties, prior to his/her active participation in the mediation. The costs of the Mediator shall be shared equally by the parties. Each Party will bear its own costs of mediation.

         If the Parties cannot agree upon a choice of a mediator within ten (10) days of the date of the panel's conference pursuant to the second paragraph of this section, either or both Parties may elect to directly pursue litigation.



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         All statements, correspondence, memorandum, briefs, decisions, testimony, communications, and materials, whether written or oral, submitted to or generated by the panel and/or mediator in connection with the processes set forth above shall be deemed to be in furtherance of settlement negotiations and shall be privileged and shielded from production and disclosure in any subsequent litigation. Notwithstanding the foregoing, documents prepared in the normal course of business, such as invoices, waybills, and freight bills, shall be subject to discovery in subsequent litigation in accordance with applicable law.

14.      CONFIDENTIALITY

         No Party hereto shall disclose any information of any nature regarding any part of this Agreement or any amendments, attachments or addenda hereto except that either Party may make such disclosures as are specifically required by law.

15.      EMERGENCY REPORTING RESPONSE INFORMATION

         SENTINEL shall be responsible to assure that a current edition of the Department of Transportation (DOT) Emergency Response Guidebook or equivalent emergency response information conforming to the requirements of Title 49 Code of Federal Regulations (CFR), Section 172.602, shall be carried in the power unit of all vehicles which are used to transport hazardous materials which are tendered for transportation

         SENTINEL shall insure that, for all Hazardous Materials or Dangerous Goods originating at CONOCO sites or transported under SENTINEL control, all Bills of Lading, Hazardous Materials Waste Manifests, and shipping papers generated by it or its agents (including interline or intermodal carriers) clearly identify CONOCO as the knowledgeable person who should be contacted in the event of a release or other emergency involving the Hazardous or Dangerous Materials. CONOCO shall accomplish this by placing the following language in a prominent place on all Bills of Lading, Hazardous Materials Waste Manifests, or other shipping papers generated by it or its agents:

         "For a chemical emergency (spill, leak, acute exposure, fire or accident) contact CONOCO - day or night - by calling: CHEMTREC at (800) 424-9300 (toll free), or outside Continental USA call (703) 527-3887 (collect)."

         A chemical emergency is defined as an incident involving any placarded truck (loaded or empty) containing DOT regulated hazardous materials, substances or waste belonging to CONOCO where there is a reportable loss of regulated hazardous material and the truck is not upright or has sustained body or shell damage.

         CONOCO shall also insure that all Bills of Lading, Hazardous Materials Waste Manifests, or other shipping papers generated by it or its agents for Hazardous or Dangerous Materials originating from or designated to move to a CONOCO location pursuant to the terms of this Contract include the full technical shipping description (see 49 CFR 172.602) for all



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Hazardous or Dangerous Materials covered by the shipping papers and are in all other respects in full compliance with 49 CFR Parts 171, 172, and 173 before such materials are loaded, transported, or stored in transit.

         SENTINEL shall not accept for shipment to a CONOCO location any Hazardous or Dangerous Materials unless accompanied by Bills of Lading, Hazardous Materials Waste Manifests, or other shipping papers that are in full compliance with 49 CFR Parts 171, 172, and 173, and which contain a telephone number, monitored at all times by a person who is knowledgeable of the hazards and characteristics of the Hazardous or Dangerous Material being shipped.

         SENTINEL shall promptly notify CONOCO through CHEMTREC - Chemical Manufacturers Association, 1300 Wilson Blvd., Arlington, VA, 22209, by telephone
- day or night - if a chemical emergency (spill, leak, acute exposure, fire or accident) involving one of CONOCO's products or other Hazardous or Dangerous Materials transported pursuant to the terms of this Contract occurs. CHEMTREC can be reached at:

         Within the USA                     1-800-424-9300 (toll-free)
         Outside the USA                    1-703-527-3887 (call-collect)

16.      OIL SPILL PREVENTION AND RESPONSE PLANS

         If SENTINEL transports oil, as defined in 49 CFR 130.5 on behalf of CONOCO, SENTINEL shall have in place a written response plan that fully complies with the requirements of 49 CFR 130.31 et al.

17.      BILL OF LADING

         Each shipment shall be tendered to SENTINEL on a standard Uniform Bill of Lading. Unless otherwise provided herein, the Uniform Standard Bill of Lading shall govern the rights and responsibilities of CONOCO and SENTINEL in their performance hereunder. In the event of a conflict between the terms of the Bill of Lading and this Agreement, the terms of this Agreement shall govern.

18.      FORCE MAJEURE

          No liability shall result to either Party from delay in performance or from nonperformance caused by circumstances beyond the control of the Party who has delayed performance or not performed. Such circumstances shall include, but are not limited to: Acts of God, fire, flood, explosion, war, or action or requests of government authority. The nonperforming Party shall be diligent in attempting to remove any such cause and shall promptly notify the other Party of its extent and probable duration.



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          If the nonperforming Party, due to circumstances beyond its control, is unable to supply the total demands for the goods or services required by the Contract, then that nonperforming Party shall allocate its available supply among all purchasers in proportion to the amounts previously provided to those purchasers.

          If the nonperforming Party who has delayed performance or not performed on account of circumstances beyond its control, is unable to remove the causes within seven (7) days, the other Party shall have the right to terminate or suspend, at its option, this entire Contract or any portion of it, without imposition of penalty.

19.      INDEPENDENT CONTRACTOR

         It is understood that employees, methods, facilities, and equipment of SENTINEL shall at all times be under its exclusive direction and control. SENTINEL's relationship to CONOCO shall be that of an independent contractor. Nothing in the Contract shall be construed to constitute SENTINEL, or any of its employees, as an agent, associate, joint venturer, or partner of CONOCO.

         As a limited exception to the INDEPENDENT CONTRACTOR article, SENTINEL may be considered CONOCO's agent for the limited purpose of acting as a "shipper" or "receiver" of MATERIAL, PRODUCT, or other goods. As such SENTINEL may sign or certify that it has properly classified, described, packaged, marked and labeled MATERIAL, PRODUCT, or other goods for shipment and that they are in proper condition for transportation according to the applicable regulations of the Department of Transportation. Similarly, SENTINEL may certify and acknowledge receipt, after ascertaining the accuracy of CONOCO's count and the delivered condition of the MATERIALS, PRODUCTS, or other goods involved.

20.      NOTICES

         Any notice given in writing under this Contract shall be considered as having been given by either Party to the other Party upon the mailing thereof to such other Party by registered United States mail at the below appropriate address. A Post Office receipt showing the deposit of such notice and the date thereof shall be prima facie evidence of the giving of such notice on the date of such deposit.


CONOCO                                      SENTINEL
Conoco Inc.                                 Sentinel Transportation
Commercial Transportation                   3525 Silverside Road
P.O. Box 2197                               Concord Plaza, Read Bldg., Suite 101
Houston, TX  77252                          Wilmington, DE  19810




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21.      GOVERNING LAW

         This Agreement will be governed by and construed in accordance with the laws of the state of Delaware without giving effect to principles of conflict of law and the courts within Delaware will be the only courts of competent jurisdiction. The Parties do hereby irrevocably submit themselves to the personal jurisdiction of the Delaware courts process upon them. This Agreement will not be governed by the U.N. Convention on Contracts for the International Sale of Goods.

         The Parties hereby reciprocally and irrevocably waive in advance any and all objections to the Delaware courts as forums based upon any question of: venue; the doctrine of forum non conveniens; the present or future pendency of any other case or proceeding elsewhere; the compulsory counterclaim rule or any other doctrine, statute, rule of practice, or fact.

22.      DEFAULT

         In the event either Party to this Contract shall default in the performance of any obligations specified, the nondefaulting Party shall notify the other Party in writing, and if such default is not remedied with reasonable promptness, then the nondefaulting Party shall have the right to terminate this Contract immediately. Termination under this Article, or under any other Article of this Contract, shall not relieve or release either Party from any liability which accrued prior to the date of such termination.

23.      WAIVER

         Failure of either Party to insist upon the performance of any of the terms, covenants, or conditions of the Contract or to exercise any right or privilege herein, or the waiver by either Party of any breach of any of the terms, covenants, or conditions of this Contract, shall not be construed as thereafter waiving any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect the same as if no such forbearance or waiver had occurred.

24.      TAXES

         CONOCO agrees either to pay directly all property taxes, licenses, charges and assessments properly levied by any properly constituted governmental authority upon the CONOCO-owned Material, Equipment, and Product hereunder, or to reimburse SENTINEL therefore if paid by SENTINEL at SENTINEL's written direction. SENTINEL assumes full responsibility for the payment of all foreign, United States federal and state taxes of whateversort, social security and unemployment compensation taxes, withholding taxes, and all other taxes or charges applicable to SENTINEL's actions, employees, facilities, and materials for performing Services hereunder or applicable to SENTINEL's income hereunder.



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25.      SUCCESSORS AND ASSIGNMENT

         The rights and obligations covered herein are personal to each Party hereto and for this reason this Agreement shall not be assignable, including assignment to a successor in interest of all or part of the assets of such Party by way of merger, by either Party in whole or in part, without the prior written consent of the other Party.

26.      SEVERABILITY

         In the event that any Article of this Contract shall be found to be void or unenforceable, such findings shall not be construed to render any other Article of this Contract either void or unenforceable, and all other Articles shall remain in full force and effect unless the Article(s) which is/are invalid or unenforceable shall substantially affect the rights or obligations granted to or undertaken by either Party.

27.      YEAR 2000 COMPLIANCE

         Each party covenants and agrees that it will not permit a Year 2000 Problem to computer systems, software or equipment owned, leased or licensed by it, its affiliates or subsidiaries to interfere with its performance under this Agreement. This undertaking is subject to any standard of performance or any excuse for non-performance provided in this Agreement, at law, or in equity. Each party further agrees, to the extent that the party deems it appropriate, to request, from those of its suppliers whose performance may materially affect that party's performance hereunder, that each such supplier undertake the same obligation with respect to such material performance. The parties will use reasonable commercial efforts to cooperate and share information to further comply with this Article, and to minimize the impact of any Year 2000 Problem on performance of this Agreement. Each party will inform the other party of any circumstance indicating a possible obstacle to such compliance, and the steps being taken to avoid or overcome the obstacle.

         Provided a party complies with the paragraph above, it will not be liable to the other party for any failure to perform obligations under this Agreement to the extent such failure arises from a Year 2000 Problem (1) affecting one of the non-performing party's suppliers or (2) beyond that party's reasonable control (e.g., a Year 2000 Problem affecting a governmental entity). IN PARTICULAR, SUCH NON-PERFORMING PARTY SHALL HAVE NO LIABILITY FOR ANY DAMAGES, INCLUDING DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

         A "Year 2000 Problem" means a date handling problem relating to the Year 2000 date change that would cause a computer system, software or equipment to fail to correctly perform, process and handle date-related data for the dates within and between the twentieth and twenty-first centuries and all other centuries.


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28.      ENTIRETY

         THIS CONTRACT together with the attachments and Exhibits specifically referenced and attached hereto embodies the entire understanding between CONOCO and SENTINEL and there are no Contracts, understandings, conditions, or representations, oral or written, with reference to the subject matter hereof which are not merged herein. Except as otherwise specifically stated, no modifications hereto shall be of any force or effect unless (1) reduced to writing and signed by both Parties hereto, and (2) expressly referred to as being modifications of this Contract.


         IN WITNESS WHEREOF, the Parties have hereto caused this Agreement to be duly executed in duplicate originals the day and year first above written.




WITNESS:                                    SENTINEL TRANSPORTATION COMPANY

                                            By:
-------------------------------                ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------


WITNESS:                                    CONOCO INC.

                                            By:
-------------------------------                ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------




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